Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Quarterly Dividend

HAMPTON, Va., November 21, 2018 (PRNewswire) - On November 20, 2018 the Board of Directors of Old Point Financial Corporation declared a quarterly cash dividend of $0.11 per share on its common capital stock to be paid on December 28, 2018 to shareholders of record as of December 4, 2018. Based on the stock's closing price of $27.23 on November 20, 2018, the dividend yield is approximately 1.6%. The dividend is consistent with the prior quarter's dividend.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank based in Hampton, Virginia serving all of Hampton Roads; and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Additional information on the Company is available at www.OldPoint.com under "Investor Relations".

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